EXHIBIT 5.1

February 13, 2007

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Saflink Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

As legal counsel for Saflink Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration statement on Form S-3 (the “Short-Form Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which registration statement incorporates by reference the contents of a registration statement on Form S-3 (SEC File No. 333-135626) filed by the Company with the Commission on July 6, 2006, as amended on August 14, 2006, and October 3, 2006, and declared effective by the Commission on October 6, 2006 (the “Initial Registration Statement”), for the registration of the resale of an additional 28,742,000 shares of common stock issuable by the Company upon the exercise of certain warrants described in the Initial Registration Statement (the “Warrant Shares”) and upon the conversion or redemption of the 8% convertible debentures described in the Initial Registration Statement (the “Debenture Shares”), to be sold by the selling stockholders named in the Initial Registration Statement.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion below that the Debenture Shares and the Warrant Shares have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company’s Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company, and that no issuance of the Debenture Shares or Warrant Shares will result in the issuance by the Company of shares in excess of its authorized common stock. With respect to our opinion that the Debenture Shares and the Warrant Shares will be validly issued, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered.

Based on such examination, we are of the opinion that the shares being registered pursuant to the Short-Form Registration Statement are duly authorized shares of common stock that will be, if and when issued upon conversion or redemption of the debentures in accordance with the terms of the debentures or upon the exercise or conversion of the warrants in accordance with the terms of the warrants, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Short-Form Registration Statement referred to above and the use of our name under the caption “Legal Matters” in the prospectus included in the Initial Registration Statement and incorporated by reference in the Short-Form Registration Statement. This opinion is to be used only in connection with the sale of the shares of Debenture Shares and Warrant Shares by the selling stockholders while the Short-Form Registration Statement is in effect.

Respectfully submitted,

/s/ DLA Piper US LLP
DLA PIPER US LLP